Exhibit 99.1

For:

ClearPoint Business Resources, Inc.

For More Information Contact:

Chris Ferguson, President

(215) 997-7710

ClearPoint Announces Acquisition of Assets

Chalfont, Pennsylvania, February 23, 2007 –On February 23, 2007, ClearPoint Business Resources, Inc. (“ClearPoint”) (Nasdaq: CPBR) acquired substantially all of the assets of ALS, LLC and its subsidiaries, doing business as Advantage Services Group (“ASG”). ASG is a Florida based provider of customized consultative labor solutions throughout the United States, which had approximately $103 million of unaudited gross revenues for the year ended December 31, 2006, an estimate subject to adjustment. This acquisition expands ClearPoint’s existing workforce management solutions operations.

The purchase price consisted of cash of $19 million, a note of $2.5 million and shares of ClearPoint’s common stock with a value of $2.5 million. The purchase price was funded from a combination of cash and borrowings. The borrowings were obtained through a $20 million credit facility with Manufacturers and Traders Trust Company (“M&T”) and a $3 million term loan with M&T entered into on February 23, 2007. ASG may also receive up to two additional $1 million payments in shares of ClearPoint common stock based on financial and integration performance metrics of ClearPoint in calendar years 2007 and 2008.

In connection with the acquisition, on February 23, 2007, ClearPoint and ASG entered into a registration rights agreement with respect to the shares of common stock issued pursuant to the asset sale and purchase agreement. The registration rights agreement provides that if ClearPoint proposes to register shares of the common stock of ClearPoint at any time after the date of the first anniversary of the registration rights agreement, the holder of such shares is entitled, subject to certain limitations and conditions, to include its shares in such registration. The agreement also prohibits the transfer of such shares for one year from the date of the agreement.

About ClearPoint:

ClearPoint is a publicly held workforce management solutions provider. For more information about ClearPoint, visit our website at www.clear-point.com. For more information about ASG, visit ASG’s website at www.callasg.com.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on ClearPoint’s current expectations and assumptions as of this date. ClearPoint undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include risks detailed in ClearPoint’s Securities and Exchange Commission filings.